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July 20, 2001 Conference Call
-----------------------------

ROGER SWEANEY
-------------

Good morning, and thank you for joining us today. I'm Roger Sweaney, Senior Director of Finance and Accounting for Data Critical. I'm here with Richard Earnest, our Chief Executive Officer and Michael Singer, our Chief Financial Officer and Executive Vice President of Corporate Development for Data Critical. Today we would like to review with you our announcement that we have signed a definitive agreement with GE Medical Systems to acquire Data Critical.

You should have received our news release? If you need a copy of it, please call us at 425-482-7000.

Before we begin, I'd like to ask you to please keep in mind that during the course of the conference call, we will be providing some forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which are detailed in our documents filed with the SEC, could cause actual results to vary from stated expectations, particularly those with respect to
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anticipated sales and earnings growth, and industry outlook. I strongly urge you to review the cautionary statements and risk factors that are detailed in our annual report on form 10-K and our quarterly reports on form 10-Q filed with the SEC.

Now, I'd like to turn it over to Richard Earnest. Richard....

RICHARD EARNEST
----------------

Thanks Roger. I am pleased to announce that we have signed a definitive agreement with GE Medical Systems to acquire Data Critical. As noted in the press release, the purchase price is $3.75 per share payable in cash, and we expect the transaction to close in the next 60 days. The transaction is subject to Data Critical stockholder approval and regulatory approvals. Upon completion, Data Critical will join GE Medical Systems' Information Technologies unit - a $1.3 billion business focused on technologies that manage clinical information and streamline clinical workflow.

The combination of our platform wireless technologies, coupled with GE's strength in patient monitoring, wireless monitoring and clinical information systems, is extremely compelling. Through this process

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we learned why GE is interested in us, and became convinced that this combination makes sense for our customers, our employees, and our stockholders. I'd like to take a minute to review our reasoning with you.

We are convinced that GE is committed to global technology leadership in wireless technologies in order to improve clinicians' ability to access clinical data and allow them to make informed patient care decisions. For caregivers, the communications abilities Data Critical possesses coupled with those of GE will better allow caregivers the opportunities to access more data, more quickly to provide better patient care. Wireless technologies play a critical role in helping hospitals reduce the number of medical errors and improve documentation of clinical care that is provided to a patient. By helping clinicians in all of these ways, we believe that we can help save patients' lives in time-critical situations.

As Data Critical understands that the demand for wireless technologies is growing, so does GE. These technologies play an important role in GE's overall approach to improving workflow and

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clinical outcomes through the use of enterprise-wide clinical information systems and performance improvement consulting. Data Critical provides an essential element for this communication within the entire enterprise. Our WMTS technology, which we acquired through our VitalCom acquisition, provides those path-breaking capabilities in an era where the FCC has mandated that changes be made to hospitals' wireless monitoring capabilities within the next few years. Our technology will become a central platform for GE as we embark together to capitalize on these federally mandated changes.

As some of you are aware, one of our oldest and most important relationships to-date has been with GE. In the more acute areas of the hospital, we have been working with GE and other partners to provide THE standard of care in wireless alarm notification. Our wireless alarm notification systems are in over 300 hospitals around the country, including some of the most prestigious institutions. GE will continue to address the over 5,000 one-hundred-plus bed hospitals around the country - and we will have the distribution capabilities to reach these hospitals. And, in sub-acute areas of the

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hospital, the combination of AlarmView, FlexView, and GE's own DINAMAP technologies will create the industry's most comprehensive patient monitoring solution in these areas of the hospital. In those areas of the hospital in which alarming was audible only, with the combination of these technologies we will be able to send that vital information to the caregiver directly through wireless technology.

For our end-customers, GE has global distribution capabilities that will allow Data Critical products to more fully penetrate markets, including growing markets in Europe and Asia, where we as Data Critical have not entered. Their service and implementation organizations are first-rate, and will provide our customers with unparalleled levels of maintenance and support.

For our employees, this combination provides our 200+ employees with great opportunities to grow their careers within a globally recognized and admired company. We have no change in terms of consolidation plans as outlined a few weeks ago. We will continue our consolidation plans to move our Washington-based products

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and, hopefully many of our people, to Tustin. We will continue to operate on a business-as-usual basis with our facilities in the Seattle area, Tustin, Oklahoma City and Fairfield, New Jersey. With that in mind, I'd like to turn it over to Michael for some final comments.

MICHAEL SINGER

This announcement comes, of course, with a sense of reflection about our company's short but very active life. Like a number of small companies in the technology world, we made our share of mistakes, and we are not so proud or hubristic as to not recognize these. For the most part, however, those mistakes were more out of acts of commission rather than omission. Our employees have worked tirelessly to make Data Critical a success. I know that our employees have endured a number of changes, most recently with the announcement that we would close our Bothell, Washington facility on the heels of our VitalCom transaction and the necessary consolidation given micro- and macro-economic conditions. I want to recognize all of those employees who have worked with the highest levels of professionalism in difficult circumstances. With that in

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mind, I'd like to take a few seconds to remind you all of the wonderful things this company has achieved over the past several years.

Our first StatView was installed at Baylor Hospital in Dallas in September 1996. We signed key distribution agreements with such companies as GE, Hewlett-Packard, and Nellcor Puritan Bennet. We took our company public in November 1999 with less than $10 million in historic prior-year revenues and then received six months later a $10 million investment from Aether Systems. Our shipments of our flagship product StatView accelerated dramatically - 4-fold over a three-year period. We broadened our offerings to penetrate not only the acute but sub-acute areas of the hospital by adding wireless technologies like AlarmView and FlexView to complement StatView. We also worked to grow our company through acquisition, having recently purchased companies with strong track records like Paceart and VitalCom, entering strong markets like the cardiology market. These acquisitions helped us round out our technology platform - a platform that we saw as fundamental to our wireless infrastructure and what will be fundamental to GE's strategy.

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So while we look back and recognize what we at Data Critical have built, we also recognize with great excitement what can be achieved as part of GE.

With that, I'll turn it over to our moderator Kristen for any questions.



                    July 20, 2001 Question & Answer Session


Moderator:               The first question comes from Darren Marhoula from
                         Piper Jaffray. Please go ahead with your question, sir.

Caller:                  Hey guys, congratulations on the deal.

Michael Singer:          Thanks, Darren.

Caller: Just looking at GE, I was wondering if you guys are going to be part of their, sort of, their clinical software division or more a part of their monitoring business ... and then, secondarily, what's going to happen to your physician EMR division?

Richard Earnest:         Darren, this is Richard Earnest, I'll take the first
                         part of that. The intention here is to center the wireless medical division technologies in Tustin to create a world-wide center of excellence regarding the wireless piece. So the focus is going to be clearly on wireless to all of those, to those various pieces.
                         Michael, do you want to take the second piece?

Michael Singer:          Yeah. In terms of the physician products, we're going
                         to continue ahead, Darren, with our consolidation. As I think we've mentioned, we went on ahead and retired, and put on the shelf the unwireddr product line. We still have two other product lines that are out there in both WebChart and PocketChart and there's no change of plans from our historic consolidation plans.

Caller:                  Alright.  Sounds great.  Good luck guys.

Richard Earnest:         Thanks Darren.

Michael Singer:          Thanks Darren.

Moderator:               Thank you. Our next question comes from Seth Frank with
                         A G Edwards. Please go ahead with your question, sir.

Caller: Good morning. And my congratulations on finding a great partner.

Richard Earnest:         Thanks, Seth.

Caller: No problem. One of the things that is just kind of interesting, stepping back and thinking about GE, though, is on the monitoring side and VitalCom and its relationships. Is there any elaboration you can give on what's going to happen to, you know, the various and sundry marketing agreements? Is this all news to the partners like Medtronic and Agilent? And particularly where VitalCom is concerned their relationship with Datascope, I believe they have been OEM'ing their product for a long time. You know Datascope is a big customer of VitalCom's. What kind of channel issues does this bring up, if you look out and how do you think GE's going to manage through it?

Richard Earnest:         Well, Seth, as you are probably aware since these
                         negotiations get, are time critical and sensitive, our partners were not aware of this until yesterday when had the, when we made the general announcement.
                         Attempts were made to contact all of our partners immediately yesterday to inform them and have discussions. I do know that GE is interested in having discussions with all of those partners in the very near future to talk about those relationships and see how they move forward.

Caller: Gotcha. Alright, well, again, good luck. And one other question: Was there any sort of competitive bidding process you could reveal here or was it pretty much talking just to GE?

Richard Earnest:         Well, we entered into an agreement with GE and they
                         were, we were in a position where we were not doing that and we went through a final discussion with them and I don't want to talk about any more of the details of confidential negotiations, but, would like to leave it at that.

Caller:                  Gotcha.  Best of luck!

Michael Singer:          Thank you, Seth.

Moderator:               Thank you. Our next question comes from Michael Hubow
                         with UBS Please go ahead with your question, sir.

Caller: Hey guys, just a quick question from a macro perspective. I guess why did you decide to bail out now? It seems like coming off the VitalCom acquisition that you finally had, you know, a monopoly on the wireless monitoring market, things were going well, of course a lot of things to Medtronic. And why sell out now? Is it just the fact that you're tired of running the business? Or what?

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

Richard Earnest:         I don't think it's that. As it turns out, we were
                         contacted, we were not out seeking a partner here. We were contacted by GE, rather than the other way around.
                         But, in some of our discussions with you relative to the VitalCom acquisition, some of those same characteristics obviously are still evident in the market. And what I mean by that is while we did gain a significant amount of mass - we essentially doubled in size as a company - we're still playing in a game where we're playing in a game with very, very large parties, including GE, obviously.

Caller:                  Right.

Richard Earnest:         And, getting to the market awareness and presence, and
                         being able to attract the capital investment that we would have liked to have had to move our products along more quickly, and get them into the market place was ... we had to measure that, you know, as we went into this discussion. We had to measure that against the potential transition and integration risks that one always has when you put companies together like this.
                         And when you put the balance sheet together, you say, "Could we have gone and got a loan?" We could have. But when a partner comes along like GE who says, "We think we can do some neat things together, here." You look at all the different constituencies and say, "You know what? This is the right thing to do."

Caller: Okay. So in terms of, you know, turning the corner on profitability, you know over the next 12 months that might have been in jeopardy?

Michael Singer:          No, I don't...

Caller:                  .... based on what you saw in the market place?

Michael Singer:          Mike, I don't think so. I think that, you know, our
                         consolidation plans were very much on track. I think we'd done a ... were doing a good job of progress in that area and I don't think it was as much of that, as it was just a great opportunity to work with a great organization.

Caller: Okay. And, just a couple of quick housekeeping. What were the fully diluted shares outstanding?

Michael Singer:          Approximately 18,000,000.

Caller:                  Okay.  And the combined cash balance? Right now?

Michael Singer:          The company?

Caller:                  I guess what are they buying, net of cash?

Michael Singer:          Um, I think for the purposes of your model you can
                         assume about $13,000,000.

Caller: Ok. So it's about $67 to 68 minus $13, so they got it for $50 or so? Is that fair?

Michael Singer:          Your math is appropriate.

Caller: Ok. And just one last thing: What is your overall confidence that the deal will close and timing, and stuff like that?

Michael Singer:          Mike, in terms of timing I think that it's fair to say
                         that we've got to go through a proxy process. And, so
                         I'd say that it's, you know, roughly 60 days towards the end of August, I would give in terms of timing.

                         In terms of confidence, about the, about a transaction, obviously we have to go through a shareholder vote. We have received 33% of the vote at the beginning.

Caller. Okay. And any chance of a counter bid from some of your other partners?

Michael Singer:          You never know, Mike.

Caller:                  Okay.  Great.  Thank you.

Operator:                Thank you. Our next question comes from Andrew Jay with
                         First Union Securities. Please go ahead with your questions, sir.

Caller:                  Two questions.

                         First is a follow-up to the previous gentleman's question. That is: are there any break-up fees, etc., should another bidder come in? And the second question is just, kind of, what's your outlook for, kind of, this wireless area within the hospitals? Is it an area that will continue to grow? Is it an area that will continue to grow subject to the budgetary constraints of the hospitals? Just kind of if you could "Blue Sky" with me where you see the industry that you basically created going from here?

Michael Singer:          Rich, you want me to take this one?

Richard Earnest:         Yeah, why don't you take that one Michael.

Michael Singer:          Okay. In answer to the first question in terms of
                         break-up fees: yeah, there is a break-up fee. It's an
                         industry standard break-up fee..... in and so I think
                         that, yeah, there is that.

Caller:                  Can you tell us what that is?

Michael Singer:          The break-up fee is 5%.

Caller:                  Okay, thank you.

Michael Singer:          In terms of where the wireless world is going, Andy, we
                         couldn't be more excited about it. Particularly where we are in the hospital. As I think we mentioned, our growth in the hospital has been absolutely, it's been wonderful with significant growth in not only the View family -- that's the StatView, AlarmView and FlexView
                         --but also in the PatientNet product line. We think we have a platform technology that, when put into the hands of the distribution network of GE, that this is a dramatic growth opportunity with historically our distribution network that was more modest. We feel like this is just a really exciting opportunity for us to take those products and put them into a major distribution organization - and get it out not only throughout the United States importantly, but also in places like Europe and Asia.

Caller: Can you talk about how many bodies GE will have selling your technology versus your ... what you had previously?

Michael Singer:          You know, I don't have the exact number, but I can tell
                         you that obviously they have a significant distribution network not only throughout the United States, but also around the world. I just don't have a good number for you, Andy.

Caller:                  Okay.  Thank you.

Michael Singer:          Thanks, Andy.

Operator:                Ladies and Gentlemen, if there are any additional
                         questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our next question.

Operator:                Pardon me, Mr. Singer we have no further questions at
                         this time.

Richard Earnest:         Alright, thank you very much Kristin for your help.
                         This will conclude the conference call.

Operator:                Ladies and Gentlemen, this concludes the Data Critical
                         Investors' Conference Call.

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

This document does not constitute a solicitation by Data Critical or its board of directors or executive officers or any approval or action of its
stockholders.   Data Critical will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission, or SEC. Stockholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies
and the proposed transaction.   You will be able to obtain free copies of these
documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the Data Critical investor relations department, 19820 North Creek Parkway, Suite 100, Bothell, WA 98011, (425) 482-7000.

GE and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. Information regarding GE's officers and directors is included in its annual report on form 10-K for the year ended December 31, 2000 filed with the SEC on March 23, 2001. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the GE contact listed above.

Data Critical will be, and certain of its officers and directors may be, soliciting proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. The directors and executive officers of Data Critical have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Data Critical generally. For a description of such interests and a list of Data Critical's directors and executive officers, please see the press release filed by Data Critical with the SEC pursuant to Rule 14a-12 on July 19, 2001.

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